MEAD JOHNSON NUTRITION REPORTS
FOURTH QUARTER AND FULL YEAR 2016 RESULTS;
PROVIDES 2017 GUIDANCE

GLENVIEW, Ill., January 26, 2017 - Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter and year ended December 31, 2016.

Highlights are as follows:

•
Fourth quarter gross sales were 3% below the prior year quarter on a reported basis and in-line with the prior year quarter on a constant dollar(1) basis. Net sales were 7% below the prior year quarter on a reported basis and 3% below the prior year quarter on a constant dollar basis. The difference between gross sales and net sales growth rates reflects increases in ongoing trade investments.

•
Full year 2016 net sales were 8% below the prior year on a reported basis and 3% below the prior year on a constant dollar basis. Excluding the impact of Venezuela, net sales for 2016 were 2% below the prior year on a constant dollar basis.

•
Selling, general and administrative expenses decreased 19% in the fourth quarter compared to the prior year quarter as a result of the company's Fuel for Growth program. The program delivered savings of approximately $90 million in 2016, above the high end of the expected range. Total cost savings to date are $110 million, with approximately $180 million expected by the end of 2018.

•
Earnings before Interest and Income Taxes (EBIT) was 15% higher in the fourth quarter compared to the prior year quarter. Excluding Specified Items and the impact of foreign exchange, non-GAAP EBIT was 4% above the prior year quarter.

•
Earnings per Share (EPS) for the fourth quarter was $0.91. Excluding Specified Items, non-GAAP EPS for the fourth quarter was $0.78. EPS for 2016 was $2.92. Excluding Specified Items, non-GAAP EPS was $3.40 for the full year.

•
For 2017, the company expects full year net sales to be in the range of -3% to 0% compared to 2016 on a reported basis, and in the range of -1% to +2% compared to 2016 on a constant dollar basis. Based upon recent spot rates, the estimated adverse foreign exchange impact is approximately 2%. Sales on a reported basis will be impacted by future foreign exchange changes which cannot be estimated.

•
The company expects 2017 GAAP EPS to be in the range of $3.05 to $3.20. GAAP EPS guidance includes estimated adverse foreign exchange impacts of approximately $0.20, based on recent spot rates. GAAP EPS will be impacted by future foreign exchange changes and potentially significant future specified mark-to-market pension adjustments which cannot be estimated. Specified Items such as charges related to Fuel for Growth and other items are estimated to be $0.10 in 2017. The company expects non-GAAP EPS of $3.35 to $3.50 on a constant dollar basis.

"In the fourth quarter we continued to make progress with a series of important strategic transitions in key markets.  Our imported products again grew strongly in China - and we doubled our sales volume via e-commerce out of Hong Kong over the prior quarter.  Though it will take some time for us to complete the transition phase we are currently in, we are encouraged by early signs our plans are working", said Kasper Jakobsen, Chief Executive Officer.

(1) Constant dollar figures exclude the impact of changes in foreign currency exchange rates and are reconciled in the tables in the body of this earnings release and in the schedules titled “Reconciliation of non-GAAP to GAAP Results.” Non-GAAP results exclude Specified Items. For a description of Specified Items and a reconciliation of non-GAAP to GAAP, see the schedules titled “Reconciliation of non-GAAP to GAAP Results.”

Fourth Quarter 2016
(Dollars in Millions)
(UNAUDITED)

	Three Months Ended December 31,				% Change		% Change Due to
Net Sales	2016	% of Total	2015	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$436.9	48%	$468.0	48%	(7)%	(4)%	(5)%	1%	(3)%
Latin America	156.3	17%	169.8	18%	(8)%	4%	(6)%	10%	(12)%
North America/Europe	308.4	35%	329.2	34%	(6)%	(5)%	(8)%	3%	(1)%
Net Sales	$901.6	100%	$967.0	100%	(7)%	(3)%	(6)%	3%	(4)%

•
In Asia, fourth quarter sales were 7% below the prior year quarter on a reported basis. Sales were negatively impacted by adverse foreign exchange, mainly in China. On a constant dollar basis, sales were 4% below the prior year quarter. We continued to experience strong sales growth from our new product offerings in China, which was more than offset by reduced visitor numbers and channel transformation towards an e-commerce model in Hong Kong and reduced demand for locally manufactured products. Market share weakness and retail inventory related adjustments continued to negatively impact our sales in the Philippines.

•
In Latin America, fourth quarter sales were 8% below the prior year quarter on a reported basis. Sales were negatively impacted by adverse foreign exchange, primarily in Argentina and Mexico. On a constant dollar basis, net sales were 4% above the prior year quarter. Price increases across the segment more than offset lower volume and suspended shipments into Venezuela. Excluding the impact of suspended shipments into Venezuela, constant dollar sales increased by 8%.

•
In North America/Europe, fourth quarter sales were 6% below the prior year quarter on a reported basis and were 5% below on a constant dollar basis. Sales in the U.S. were negatively impacted by market share weakness. In Canada, the company's market share position continued to strengthen. In Europe, we continued to experience strong performance in our specialty and solutions offering.

	Three Months Ended December 31,				% Change		% Change Due to
Earnings Before Interest and Income Taxes (EBIT)	2016	% of Sales	2015	% of Sales	Reported	Constant Dollar	Foreign Exchange
Asia	$118.6	27%	$139.9	30%	(15)%	(7)%	(8)%
Latin America	39.6	25%	34.2	20%	16%	33%	(17)%
North America/Europe	92.0	30%	96.9	29%	(5)%	(1)%	(4)%
Corporate and Other (a)	(24.2)		(75.2)		68%
GAAP EBIT	226.0	25%	195.8	20%	15%	25%	(10)%
Non-GAAP EBIT	$208.1		$219.6		(5)%	4%	(9)%

(a) All Specified Items are included in Corporate and Other.

•
Fourth quarter EBIT was 15% above the prior year quarter on a reported basis. Excluding pension remeasurement and Fuel for Growth related charges, non-GAAP EBIT on a constant dollar basis was 4% above the prior year quarter. Gross margin percentage was slightly below the prior year quarter primarily due to increased promotional activities. Fuel for Growth resulted in approximately $18 million in lower operating expenses in 2016 compared to the prior year quarter.

•
In Asia, fourth quarter EBIT decreased 15% on a reported basis and 7% on a constant dollar basis when compared to the prior year quarter. The decrease in EBIT was primarily due to the Company's strategic investments in the reshaping of our product portfolio and channel mix in China and Hong Kong, and the adverse market dynamics in the Philippines referenced above.

•
In Latin America, fourth quarter EBIT increased 16% on a reported basis and 33% on a constant dollar basis when compared to the prior year quarter. The improvement seen was despite adverse foreign exchange impacts, primarily the depreciation of the Mexican Peso. EBIT benefited from higher sales on a constant dollar basis and lower dairy costs.

•
In North America/Europe, fourth quarter EBIT decreased 5% on a reported basis and 1% on a constant dollar basis compared to the prior year quarter. Improved gross margin from lower dairy costs, reduced operating expenses and lower incentive based compensation partially offset lower sales.

•
Corporate and Other expenses for the fourth quarter were 68% lower than the prior year quarter on a reported basis. Excluding the impact of Specified Items, Corporate and Other expenses were 18% below the prior year due to savings from the company's Fuel for Growth program.

Full Year 2016
(Dollars in Millions)
(UNAUDITED)

	Year Ended December 31,				% Change		% Change Due to
Net Sales	2016	% of Total	2015	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$1,856.9	50%	$2,039.0	50%	(9)%	(5)%	(6)%	1%	(4)%
Latin America	643.7	17%	757.1	19%	(15)%	(1)%	(10)%	9%	(14)%
North America/Europe	1,242.1	33%	1,275.2	31%	(3)%	(2)%	(4)%	2%	(1)%
Net Sales	$3,742.7	100%	$4,071.3	100%	(8)%	(3)%	(6)%	3%	(5)%

•
In Asia, full year sales were 9% below the prior year on a reported basis. Sales were negatively impacted by adverse foreign exchange, most notably in China. Sales were 5% below prior year on a constant dollar basis. Growth in mainland China was driven by new product offerings, reflecting a rapid change in consumer preferences toward imported premium products. China’s results were impacted by reduced visitor numbers and channel transformation towards an e-commerce model in Hong Kong. In addition, continued adverse market dynamics and retail inventory related adjustments negatively impacted our results in the Philippines.

•
In Latin America, full year sales were 15% below the prior year on a reported basis. On a constant dollar basis, net sales were 1% below. Excluding the impact of reduced shipments to Venezuela, constant dollar sales increased 6%. The segment was negatively impacted by adverse foreign exchange, mainly in Mexico and Argentina. Price increases taken mainly in 2016 in key markets offset a substantial portion of the adverse foreign exchange impact across the segment.

•
In North America/Europe, full year sales decreased 3% on a reported basis and 2% on a constant dollar basis compared to the prior year. In the U.S., the company experienced market share weakness, which was partially offset by strong growth and market share gains in both infant and children's products in Canada and strong performance in Europe.

	Year Ended December 31,				% Change		% Change Due to
Earnings Before Interest and Income Taxes (EBIT)	2016	% of Sales	2015	% of Sales	Reported	Constant Dollar	Foreign Exchange
Asia	$559.3	30%	$682.0	33%	(18)%	(12)%	(6)%
Latin America	156.7	24%	175.2	23%	(11)%	10%	(21)%
North America/Europe	380.3	31%	361.8	28%	5%	9%	(4)%
Corporate and Other (a)	(277.6)		(282.8)		2%
GAAP EBIT	818.7	22%	936.2	23%	(13)%	(4)%	(9)%
Non-GAAP EBIT	$926.8		$980.8		(6)%	3%	(9)%

(a) All Specified Items are included in Corporate and Other.

•
EBIT for 2016 declined 13% in 2016 compared to the prior year on a reported basis. EBIT in 2016 includes $82 million of charges related to the Venezuela business and adverse foreign exchange, partially offset by pension gains of $7 million. Excluding the impact of Specified Items and the impact of foreign exchange, non-GAAP EBIT improved 3%. Reduced gross profit was more than offset by lower operating expenses. Fuel for Growth resulted in a $90 million reduction in operating expenses.

•
In Asia, full year EBIT decreased 18% on a reported basis and 12% on a constant dollar basis compared to the prior year. Adverse foreign exchange impacts were driven mainly by the Chinese Renminbi. EBIT was further impacted by reduced gross profit from lower sales volumes and investments to increase consumer awareness of Enfinitas, partially offset by lower dairy costs.

•
In Latin America, full year EBIT decreased 11% on a reported basis and increased 10% on a constant dollar basis compared to the prior year, with the Venezuela business driving the decline in the segment. EBIT benefited from lower dairy costs, cost savings initiatives and lower advertising and promotion spending.

•
In North America/Europe, full year EBIT increased 5% on a reported basis and increased 9% on a constant dollar basis compared to the prior year. EBIT increased due to lower dairy costs, reduced advertising and promotion expenses, lower incentive based compensation and savings from Fuel for Growth.

•
Corporate and Other expenses for 2016 were 2% higher on a reported basis compared to the prior year primarily due to the long-lived asset impairment and devaluation charges related to the Venezuela business and charges associated with the Fuel for Growth program, partially offset by pension mark-to-market adjustments. Excluding the impact of these Specified Items, Corporate and Other expenses were 29% lower due primarily to cost reduction savings from Fuel for Growth.

Cash Flow Items and Liquidity

•
Cash and cash equivalents were $1,795.4 million at December 31, 2016 compared to $1,701.4 million at December 31, 2015. The company's net debt was $1,184.7 million at December 31, 2016, consisting of debt of $2,980.1 million less cash and cash equivalents. Cash and cash equivalents were negatively impacted in 2016 by $49.3 million of foreign currency devaluation, primarily in Venezuela.

•
Cash generated from operating activities was $691.6 million for 2016 compared to $909.9 million in the prior year period. The decrease in 2016 is due to lower earnings, increased prepaid taxes, and lower levels of customer prepayments, partially offset by increases in accounts payables and reduced pension plan contributions.

•	Cash used in investing activities included capital expenditures of $149.0 million for 2016. This included investments in capacity expansion for manufacturing facilities in the U.S. and Europe.

•
Cash used in financing activities was $399.6 million for 2016 compared to $286.8 million in the prior year. The current year includes $100 million of share repurchases under the 2015 share repurchase authorization which has $400 million remaining as of December 31, 2016. In 2015, financing activities include cash outflows of $1,437.0 million for the repurchase of approximately 16.4 million shares of stock under the company's 2013 and 2015 share repurchase authorizations. These purchases were funded with long-term debt of $1.5 billion issued in 2015. Long-term debt was approximately $3.0 billion as of December 31, 2016 and 2015. Dividend payments were lower in 2016 due to the retirement of shares repurchased primarily under an accelerated repurchase agreement.

•
Interest expense, net, for the year ended December 31, 2016 was $105.4 million, an increase from $65.0 million in 2015 due to the incremental interest on the long-term debt issued in November 2015, partially offset by the impact of related interest rate swaps.

Outlook

For 2017, the company expects full year net sales to be in the range of -3% to 0% compared to 2016 on a reported basis, and in the range of -1% to +2% compared to 2016 on a constant dollar basis. Based upon recent spot rates, the estimated adverse foreign exchange impact is approximately 2%. Sales on a reported basis will be impacted by future foreign exchange changes which cannot be estimated.

The company expects 2017 GAAP EPS to be in the range of $3.05 to $3.20. GAAP EPS guidance includes estimated adverse foreign exchange impacts of approximately $0.20, based on recent spot rates. GAAP EPS will be impacted by future foreign exchange changes and potentially significant future specified mark-to-market pension adjustments which cannot be estimated. Specified Items such as charges related to Fuel for Growth and other items are estimated to be $0.10 in 2017. The company expects non-GAAP EPS of $3.35 to $3.50 on a constant dollar basis.

Kasper Jakobsen continued, "2017 will see us complete our strategic transition program.  We expect some pressure on both topline and costs in the beginning of the year, and the impact of currency and rising dairy costs will likely weigh on results.  The impact will be partially offset by momentum behind productivity initiatives in both cost of goods and operating expenses.  As previously stated, we expect only very modest growth in both Sales and EPS on a constant dollar basis - with performance strengthening through the second half of the year."

Conference Call Scheduled

Mead Johnson will host a conference call at 8:30 a.m. U.S. Central Time, during which company executives will review the financial results for the fourth quarter and full year 2016. The call will be broadcast with accompanying slides over the Internet at http://investors.meadjohnson.com. Security analysts and investors wishing to participate by telephone should call 877-359-9508, pass code: Mead Johnson. Callers outside of North America should call +1-224-357-2393 to be connected. A replay of the conference call will be available through 11:00 p.m. U.S. Central Time Sunday, March 12, 2017, by calling 855-859-2056, or outside of North America by calling +1-404-537-3406, passcode: 37021489. The replay will also be available at meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company’s products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC program, or participation in WIC(2); (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products, maintain product margins, or negatively impact the company’s reputation or result in fines or penalties that decrease earnings; and (13) the ability to develop and market new, innovative products. For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

(2) The Special Supplemental Nutrition Program for Women, Infants and Children (WIC) is a federal assistance program of the Food and Nutrition Services (FNS) of the United States Department of Agriculture (USDA).

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
NET SALES	$901.6	$967.0	$3,742.7	$4,071.3
Cost of Products Sold	326.5	358.6	1,341.0	1,455.3
GROSS PROFIT	575.1	608.4	2,401.7	2,616.0
Operating Expenses:
Selling, General and Administrative	170.9	211.1	766.5	890.6
Advertising and Promotion	146.9	151.1	627.0	641.8
Research and Development	22.5	28.5	97.4	108.4
Other (Income)/Expenses – net	8.8	21.9	92.1	39.0
EARNINGS BEFORE INTEREST AND INCOME TAXES	226.0	195.8	818.7	936.2

Interest Expense – net	26.5	22.5	105.4	65.0
EARNINGS BEFORE INCOME TAXES	199.5	173.3	713.3	871.2

Provision for Income Taxes	31.3	42.3	164.0	215.9
NET EARNINGS	168.2	131.0	549.3	655.3
Less: Net Earnings Attributable to Noncontrolling Interests	0.4	3.0	4.4	1.8
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$167.8	$128.0	$544.9	$653.5

Earnings per Share – Basic
Net Earnings Attributable to Shareholders	$0.91	$0.67	$2.93	$3.28
Earnings per Share – Diluted
Net Earnings Attributable to Shareholders	$0.91	$0.67	$2.92	$3.27

Weighted-average Shares - Diluted	184.4	189.8	185.8	199.4
Dividends Declared per Share	$0.4125	$0.4125	$1.6500	$1.6500

(a) The numerator for basic and diluted earnings per share is net earnings attributable to shareholders. Net earnings has been reduced by dividends and undistributed earnings attributable to unvested share based incentive plan awards. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	December 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,795.4	$1,701.4
Receivables—net of allowances of $4.4 and $5.4, respectively	369.0	342.5
Inventories	473.5	484.9
Income Taxes Receivable	8.3	13.2
Prepaid Expenses and Other Assets	60.4	60.4
Total Current Assets	2,706.6	2,602.4
Property, Plant and Equipment—net	948.6	964.0
Goodwill	108.9	126.0
Other Intangible Assets—net	46.0	54.9
Deferred Income Taxes—net of valuation allowance	143.1	118.5
Other Assets	134.5	132.3
TOTAL	$4,087.7	$3,998.1
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$3.9	$3.0
Accounts Payable	515.8	481.5
Dividends Payable	76.0	77.8
Accrued Expenses	194.7	213.0
Accrued Rebates and Returns	417.4	376.8
Deferred Income	12.4	35.5
Income Taxes Payable	24.0	65.7
Total Current Liabilities	1,244.2	1,253.3
Long-Term Debt	2,976.2	2,981.0
Deferred Income Taxes	6.2	8.7
Pension and Other Post employment Liabilities	104.2	132.4
Other Liabilities	229.0	215.2
Total Liabilities	4,559.8	4,590.6
COMMITMENTS AND CONTINGENCIES

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 188.3 and 191.4 issued, respectively	1.9	1.9
Additional Paid-in/(Distributed) Capital	(514.0)	(564.2)
Retained Earnings	873.8	640.4
Treasury Stock—at cost	(463.0)	(362.6)
Accumulated Other Comprehensive Income/(Loss)	(411.4)	(347.8)
Total Shareholders’ Equity/(Deficit)	(512.7)	(632.3)
Noncontrolling Interests	40.6	39.8
Total Equity/(Deficit)	(472.1)	(592.5)
TOTAL	$4,087.7	$3,998.1

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Year Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$549.3	$655.3
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	99.6	99.1
Stock-Based Compensation Expense	34.6	26.4
Deferred Income Taxes	(53.3)	43.3
Exchange Loss from Devaluation	31.7	2.3
Mark-to-market on Trading Security	—	(5.6)
Pension and Other Post-employment Benefits Expense	(7.4)	12.8
Impairment of Long-Lived Assets	45.9	—
Other	(3.6)	(1.4)
Change in Assets and Liabilities:
Receivables	(42.0)	10.4
Inventories	(8.9)	25.8
Accounts Payable	52.5	3.7
Accrued Expenses, Rebates and Returns	47.0	73.8
Income Taxes Payable	(40.7)	15.3
Other Assets and Liabilities	6.2	38.8
Pension and Other Post-employment Benefits Contributions	(19.3)	(90.1)
Net Cash Provided by Operating Activities	691.6	909.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(149.0)	(173.7)
Proceeds from Sale of Property, Plant and Equipment	0.3	0.5
Net Cash Used in Investing Activities	(148.7)	(173.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	1.6	1,003.0
Repayments of Short-term Borrowings	(0.3)	(1,002.9)
Proceeds from Issuance of Long-term Notes, net of original issue discounts and expenses paid	(0.1)	1,487.7
Proceeds from Long-term Revolver Borrowings	—	446.0
Repayment of Long-term Revolver Borrowings	—	(446.0)
Payments of Dividends	(308.8)	(326.0)
Stock-based Compensation related Proceeds and Excess Tax Benefits	15.9	25.4
Stock-based Compensation Tax Withholdings	(4.4)	(11.4)
Payments for Repurchase of Common Stock	(100.4)	(1,437.0)
Purchase of Noncontrolling Interest Redeemable Shares	—	(24.2)
Purchase of Trading Securities	—	(16.2)
Sale of Trading Securities	—	21.7
Distributions to Noncontrolling Interests	(3.1)	(6.9)
Net Cash Used in Financing Activities	(399.6)	(286.8)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(49.3)	(46.2)
NET INCREASE IN CASH AND CASH EQUIVALENTS	94.0	403.7
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,701.4	1,297.7
End of Period	$1,795.4	$1,701.4

Mead Johnson Nutrition Company
Financial Information (UNAUDITED)
Reconciliation of Non-GAAP to GAAP Results

This news release contains non-GAAP financial measures, each of which is listed in the tables below. The items included in GAAP measures, but excluded for the purpose of determining the non-GAAP financial measures, include significant income/expenses not indicative of underlying operating results, including the related tax effect and, at times, the impact of foreign exchange. The non-GAAP measures represent an indication of the company’s underlying operating results and are intended to enhance an investor’s overall understanding of the company’s financial performance and ability to compare the company’s performance to that of its peer companies. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile non-GAAP to GAAP disclosure follow below.

Constant Dollar
Certain measures in this release are presented excluding the impact of foreign currency exchange (constant dollar). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. The company believes that these constant dollar measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets. The primary currencies which impact the company are: the Argentine peso, the Chinese renminbi, the Hong Kong dollar, the Mexican peso and the Philippine peso.

Specified Items
Non-GAAP measures presented within this release exclude Specified Items. The company considers Specified Items to be significant income/expense items as not indicative of underlying operating results, including the related tax effect. See below for a description of Specified Items and the related tax effect.

Mead Johnson Nutrition Company
Financial Information (UNAUDITED)
Reconciliation of Non-GAAP to GAAP Results

Constant dollar gross sales

	Three Months Ended December 31,		% Change
Gross Sales	2016	2015	Reported	Foreign Exchange	Constant Dollar
Total gross sales	$1,265.3	$1,310.2	(3)%	(3)%	—%

Constant dollar net sales

	Three Months Ended December 31,		% Change
Net Sales	2016	2015	Reported	Foreign Exchange	Constant Dollar	Impact of Venezuela	Constant Dollar Excluding Venezuela
Asia	$436.9	$468.0	(7)%	(3)%	(4)%
Latin America	156.3	169.8	(8)%	(12)%	4%	(4)%	8%
North America/Europe	308.4	329.2	(6)%	(1)%	(5)%
Net Sales	901.6	$967.0	(7)%	(4)%	(3)%	(1)%	(2)%
Impact of Foreign Exchange	37.3
Constant Dollar Sales	$938.9

	Year Ended December 31,		% Change
Net Sales	2016	2015	Reported	Foreign Exchange	Constant Dollar	Impact of Venezuela	Constant Dollar Excluding Venezuela
Asia	$1,856.9	$2,039.0	(9)%	(4)%	(5)%
Latin America	643.7	757.1	(15)%	(14)%	(1)%	(7)%	6%
North America/Europe	1,242.1	1,275.2	(3)%	(1)%	(2)%
Net Sales	3,742.7	$4,071.3	(8)%	(5)%	(3)%	(1)%	(2)%
Impact of Foreign Exchange	189.7
Constant Dollar Sales	$3,932.4

Non-GAAP constant dollar gross margin

	Three Months Ended December 31,					Year Ended December 31,
	2016		2015			2016		2015
	Gross Profit	Gross Margin	Gross Profit	Gross Margin	Change	Gross Profit	Gross Margin	Gross Profit	Gross Margin	Change
GAAP Gross Profit and Gross Margin	$575.1	63.8%	$608.4	62.9%	0.9%	$2,401.7	64.2%	$2,616.0	64.3%	(0.1)%
Pension Remeasurement (a)	(10.5)	(1.2)%	(0.4)	(0.1)%		(2.5)	(0.1)%	3.0	0.1%
Fuel for Growth (b)	—	—%	10.3	1.0%		—	—%	10.3	0.2%
Foreign currency impact	36.6	1.4%	—			170.1	1.2%	—
Non-GAAP Constant Dollar Gross Profit and Gross Margin	$601.2	64.0%	$618.3	63.9%	0.1%	$2,569.3	65.3%	$2,629.3	64.6%	0.7%

Non-GAAP constant dollar selling, general and administrative expenses

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
GAAP SG&A	$170.9	$211.1	(19)%	$766.5	$890.6	(14)%
Pension Remeasurement (a)	17.3	1.1		4.2	(4.4)
Venezuela (d)	—	—		(2.0)	—
Fuel for Growth (b)	—	(0.4)		—	(0.4)
All Other (e)	(0.8)	(0.1)		(2.4)	(2.0)
Foreign currency impact	11.0	—		40.2	—
Non-GAAP Constant Dollar SG&A	$198.4	$211.7	(6)%	$806.5	$883.8	(9)%

Constant dollar segment EBIT

	Three Months Ended December 31,		% Change
Earnings Before Interest and Income Taxes (EBIT)	2016	2015	Reported	Foreign Exchange	Constant Dollar
Asia	$118.6	$139.9	(15)%	(8)%	(7)%
Latin America	39.6	34.2	16%	(17)%	33%
North America/Europe	92.0	96.9	(5)%	(4)%	(1)%

	Year Ended December 31,		% Change
Earnings Before Interest and Income Taxes (EBIT)	2016	2015	Reported	Foreign Exchange	Constant Dollar
Asia	$559.3	$682.0	(18)%	(6)%	(12)%
Latin America	156.7	175.2	(11)%	(21)%	10%
North America/Europe	380.3	361.8	5%	(4)%	9%

Non-GAAP Corporate and Other EBIT

	Three Months Ended December 31,
Corporate and Other	2016	2015	% Change
EBIT	$(24.2)	$(75.2)	68%
Pension Remeasurement (a)	(30.8)	(1.7)
Fuel for Growth (b)	10.8	25.1
Venezuela (d)	0.6	—
All Other (e)	1.5	0.4
Non-GAAP EBIT	$(42.1)	$(51.4)	18%

	Year Ended December 31,
Corporate and Other	2016	2015	% Change
EBIT	$(277.6)	$(282.8)	2%
Pension Remeasurement (a)	(7.4)	8.2
Investigation Accrual (c)	—	12.0
Fuel for Growth (b)	29.2	25.1
Venezuela (d)	81.8	—
All Other (e)	4.5	(0.7)
Non-GAAP EBIT	$(169.5)	$(238.2)	29%

Non-GAAP EBIT and constant dollar EBIT

	Three Months Ended December 31,		% Change
	2016	2015	Reported	Constant Dollar	Foreign Exchange
EBIT	$226.0	$195.8	15%	25%	(10)%
Pension Remeasurement (a)	(30.8)	(1.7)
Investigation Accrual (c)	—	—
Fuel for Growth (b)	10.8	25.1
Venezuela (d)	0.6	—
All Other (e)	1.5	0.4
Non-GAAP EBIT	208.1	219.6	(5)%
Foreign currency impact	19.3	—
Non-GAAP Constant Dollar EBIT	$227.4	$219.6	4%

	Year Ended December 31,		% Change
	2016	2015	Reported	Constant Dollar	Foreign Exchange
EBIT	$818.7	$936.2	(13)%	(4)%	(9)%
Pension Remeasurement (a)	(7.4)	8.2
Investigation Accrual (c)	—	12.0
Fuel for Growth (b)	29.2	25.1
Venezuela (d)	81.8	—
All Other (e)	4.5	(0.7)
Non-GAAP EBIT	926.8	980.8	(6)%
Foreign currency impact	80.2	—
Non-GAAP Constant Dollar EBIT	$1,007.0	$980.8	3%

Non-GAAP diluted EPS

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
GAAP EPS-Diluted	$0.91	$0.67	36%	$2.92	$3.27	(11)%
Pension Remeasurement (a)	(0.11)	(0.01)		(0.03)	0.03
Investigation Accrual (c)	—	—		—	0.04
Fuel for Growth (b)	0.05	0.11		0.13	0.11
Venezuela (d)	(0.08)	—		0.36	—
All Other (e)	—	—		0.02	(0.01)
Non-GAAP EPS *	$0.78	$0.78	—%	$3.40	$3.44	(1)%
* Figures may not sum due to rounding.

Consolidated Net Debt

	December 31, 2016	December 31, 2015
Short-term borrowings	$3.9	$3.0
Long-Term Debt	2,976.2	2,981.0
Total Debt	2,980.1	2,984.0
Less: Cash and cash equivalents	1,795.4	1,701.4
Net debt	$1,184.7	$1,282.6

Non-GAAP Guidance

	High End	Low End
Reported Sales	—%	(3)%
Less impact of Foreign Currency	(2)%	(2)%
Constant Dollar Sales	2%	(1)%

GAAP Earnings per Share	$3.20	$3.05
Less Specified Items	(0.10)	(0.10)
Less impact of Foreign Currency	(0.20)	(0.20)
Non-GAAP Earnings per Share	$3.50	$3.35

(a) Pension Remeasurement: When incurred, gains and losses related to the remeasurement of defined benefit pension and post-employment benefit plans are classified as Specified Items and excluded from non-GAAP performance measures. Pension remeasurement reflects changes in the pension assets and liabilities above what was estimated and included in periodic costs. Factors beyond our control such as changes in discount rates, market volatility and mortality assumptions drive the remeasurement amount. The majority of our pension and post-employment plans are frozen, and therefore the benefit provided to such employees is not related to our underlying operations.

(b) Fuel for Growth: The Company approved a plan to implement a business productivity program referred to as “Fuel for Growth,” during the third quarter of 2015, which is anticipated to be implemented over a three-year period. Fuel for Growth is designed to improve operating efficiencies and reduce costs. Fuel for Growth is expected to improve profitability and create additional investments behind brand building and growth initiatives. Fuel for Growth focuses on the optimization of resources within various operating functions and certain third party costs across the business.

(c) Investigation Accrual: An accrual made in connection with the SEC settlement disclosed by the company in July 2015.

(d) Venezuela: Foreign exchange losses, long-lived asset impairments and other asset write-offs in Venezuela.

(e) All Other: Primarily includes restructuring costs in 2016 and a marketable securities gain in 2015.

Mead Johnson Nutrition:
Investors:
Kathy MacDonald, 847-832-2182
kathy.macdonald@mjn.com
or
Media:
Christopher Perille, 847-832-2178
chris.perille@mjn.com